Exhibit 5.1

FILE NO. 026915.48

September 5, 2024

Pacific Gas and Electric Company

300 Lakeside Drive

Oakland, California 94612

Re:	Pacific Gas and Electric Company

Registration Statement on Form S-3

To the Addressee:

We have served as counsel to Pacific Gas and Electric Company, a California corporation (the “Company”), in connection with the issuance and sale by the Company of $1,000,000,000 aggregate principal amount of the Company’s Floating Rate First Mortgage Bonds due 2025 (the “Floating Rate Bonds”) and $750,000,000 aggregate principal amount of the Company’s 5.900% First Mortgage Bonds due 2054 (the “2054 Bonds”, together with the Floating Rate Bonds the “Bonds”) covered by the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-277286-01), including the prospectus constituting a part thereof, dated February 22, 2024, and the final prospectus supplement, dated September 3, 2024 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Bonds were issued under the Company’s Indenture of Mortgage, dated as of June 19, 2020 (the “Original Indenture”), as previously amended and supplemented, and as further supplemented by the Twenty-Fifth Supplemental Indenture, dated as of September 5, 2024 (the “Twenty-Fifth Supplemental Indenture”, and together with the Original Indenture as so amended and supplemented, the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The forms, terms and other provisions of the Bonds were established under the Twenty-Fifth Supplemental Indenture. The Bonds were sold by the Company pursuant to the Underwriting Agreement, dated September 3, 2024 (the “Underwriting Agreement”), among the Company, Barclays Capital Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

In rendering the opinion expressed below, we have examined and relied upon copies of the Registration Statement and the exhibits filed therewith and the Indenture. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity

ATLANTA  AUSTIN  BANGKOK  BEIJING  BOSTON  BRUSSELS  CHARLOTTE  DALLAS  DUBAI  HOUSTON

LONDON  LOS ANGELES  MIAMI  NEW YORK  RICHMOND   SAN FRANCISCO  TOKYO  TYSONS  WASHINGTON, DC

www.HuntonAK.com

Pacific Gas and Electric Company

September 5, 2024

of all documents submitted to us as originals and (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Indenture will be the valid and legally binding obligation of the Trustee.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Bonds, when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute the valid and binding obligations of the Company (subject to bankruptcy, insolvency, liquidation, receivership, reorganization, moratorium, fraudulent conveyance, transfer or other laws of general applicability relating to or affecting the enforcement of mortgagees’ and other creditors’ rights and by the effect of general principles of equity, regardless of whether considered in a proceeding at law or in equity).

We do not express any opinion herein concerning any law other than the laws of the State of New York and the State of California.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us included in or made a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion letter is limited to the matters stated in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter. This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/S/ HUNTON ANDREWS KURTH LLP